UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2006 (September 20, 2006)

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1605
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Bank of America Plaza

On September 20, 2006, Behringer Harvard Operating Partnership I LP, the operating partnership of Behringer Harvard REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into an assignment from BRE/TZ Properties L.L.C., an unaffiliated entity, of a contract to acquire an office building located in Charlotte, North Carolina (“Bank of America Plaza”) from an unaffiliated seller, Trizec Holdings, LLC.  Bank of America Plaza is a 40-story office building containing approximately 887,080 rentable square feet, with a three-level underground parking garage, located on approximately 2.8 acres of land.  The contract purchase price for Bank of America Plaza is $194.1 million, excluding closing costs.  As of September 22, 2006, we have made earnest money deposits totaling $9 million.

Three Parkway

On September 22, 2006, our operating partnership entered into an assignment from Harvard Property Trust, LLC, an entity affiliated with our advisor, of a contract to acquire an office building located in Philadelphia, Pennsylvania (“Three Parkway”) from an unaffiliated seller, AGL Investments No. 2 Limited Partnership L.L.L.P.  Three Parkway is a 20-story office building containing approximately 561,351 rentable square feet, located on approximately one acre of land.  The contract price for Three Parkway is $90 million, excluding closing costs.  We made an earnest money deposit of $2 million on September 22, 2006.

The consummation of the purchase of each of these properties is subject to substantial conditions.  Our decision to consummate the acquisition of either of these properties generally depends upon:

•                  the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•                  no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•                  our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisition; and

•                  our receipt of satisfactory due diligence information, including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties.  At the time of this filing, we cannot give any assurances that the closing of either of these acquisitions is probable.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for each property, we considered a variety of factors including overall valuation of net rental income, location, demographics, quality of tenants, length of leases, price per square foot, occupancy and the fact that the overall rental rates at each property are comparable to market rates.  We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed.  Each of these properties is subject to competition from similar office buildings within its market areas, and each property’s economic performance could be affected by changes in local economic conditions. Neither we nor our operating partnership considered any other factors materially relevant to the decision to acquire these properties.

Bank of America Plaza and Three Parkway are unrelated properties.  The closing of each of these acquisitions is not conditioned on any other acquisition closing.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 22, 2006, the Company filed Articles Supplementary to its Sixth Articles of Amendment and Restatement, which reclassified and designated 32,500,000 authorized but unissued shares of preferred stock, $0.0001 par value, as shares of common stock, $0.0001 par value.

The Articles Supplementary are attached to this Form 8-K as Exhibit 3.1 and are incorporated into this filing in their entirety.

Item 9.01               Financial Statements and Exhibits.

(d)     Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: September 26, 2006	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal
and Secretary

EXHIBIT INDEX

3.1                                 Article Supplementary